UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.           )

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Nabriva Therapeutics plc

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Nabriva Therapeutics Adjourns

Extraordinary General Meeting of Shareholders

— Meeting to Reconvene on January 18, 2022 —

DUBLIN, Ireland and FORT WASHINGTON, Pa., January 14, 2022 — Nabriva Therapeutics plc (NASDAQ: NBRV), a biopharmaceutical company engaged in the commercialization and development of innovative anti-infective agents to treat serious infections, today announced that it adjourned, without conducting any business, its extraordinary general meeting of shareholders (EGM) on January 14, 2022 to allow the Company to solicit from its shareholders the additional proxies necessary to obtain approval of the proposal described in the Company’s definitive proxy statement filed with the Securities and Exchange Commission on November 22, 2021 (Proxy Statement). The EGM will reconvene on Tuesday, January 18, 2022, beginning at 7:00 p.m. Irish time (2:00 p.m., U.S. Eastern Time) at 25-28 North Wall Quay, Dublin 1, Ireland.

The record date for the EGM continues to be the close of business on November 19, 2021. A shareholder of record may use one of the following methods to vote:

•	Vote by Internet at www.proxyvote.com until 11:59 p.m., U.S. Eastern Time, on January 17, 2022 using the pin number/other unique identifier appearing on the proxy card.

•	Vote by telephone by calling the toll-free telephone number 1-800-690-6903 until 11:59 p.m., U.S. Eastern Time, on January 17, 2022 using the pin number/other unique identifier appearing on the proxy card.

•	Vote by mail by completing, dating and signing the proxy card, and returning it in the postage-paid envelope provided with the Proxy Statement.

•	Vote in person by attending the EGM.

To vote shares held in “street name,” holders will need to follow the directions provided by their brokerage firms.

Proxies previously submitted in respect of the EGM will be voted at the reconvened EGM unless properly revoked; shareholders who have previously submitted their proxy or otherwise voted and who do not want to change their vote need not take any action. No changes have been made to the proposal to be voted on by shareholders at the EGM. The Proxy Statement is available at https://www.sec.gov/ and at www.proxyvote.com.

About Nabriva Therapeutics plc

Nabriva Therapeutics is a biopharmaceutical company engaged in the commercialization and development of innovative anti-infective agents to treat serious infections. Nabriva Therapeutics received U.S. Food and Drug Administration approval for XENLETA® (lefamulin injection, lefamulin tablets), the first systemic pleuromutilin antibiotic for community-acquired bacterial pneumonia (CABP). Nabriva Therapeutics is also developing CONTEPO™ (fosfomycin) for injection, a potential first-in-class epoxide antibiotic for complicated urinary tract infections (cUTI), including acute pyelonephritis. Nabriva entered into an exclusive agreement with subsidiaries of Merck & Co. Inc., Kenilworth, N.J., USA to market, sell and distribute SIVEXTRO® (tedizolid phosphate) in the United States and certain of its territories.

Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Nabriva Therapeutics, including but not limited to statements about the date on which the EGM will reconvene and other statements containing the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “likely,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: uncertainties regarding the solicitation of proxies and such other important factors as are set forth in Nabriva Therapeutics’ annual and quarterly reports and other filings on file with the SEC. In addition, the forward-looking statements included in this press release represent Nabriva Therapeutics’ views as of the date of this press release. Nabriva Therapeutics anticipates that subsequent events and developments may cause its views to change. However, while Nabriva Therapeutics may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing Nabriva Therapeutics’ views as of any date subsequent to the date of this press release.

CONTACTS:

For Investors
Kim Anderson
Nabriva Therapeutics plc
IR@Nabriva.com

For Media
Andrea Greif
Ogilvy
andrea.greif@ogilvy.com
914-772-3027